EXHIBIT 99.1


                                     CHALONE
                                   WINE GROUP

Acacia Vineyard Canoe Ridge Vineyard Chalone Vineyard Dynamite Vineyards Chateau
      Duhart-Milon Echelon Vineyards Edna Valley Vineyard Hewitt Vineyard
  Jade Mountain Moon Mountain Vineyard Provenance Vineyards Sagelands Vineyard
  ____________________________________________________________________________

FOR IMMEDIATE RELEASE

                                                             CONTACT: Ken Morris
                                                                    707-254-4263


                THE CHALONE WINE GROUP BUYS WINERY IN RUTHERFORD
                        AS HOME FOR PROVENANCE VINEYARDS

Napa, California, August 27, 2002 --- The Chalone Wine Group, Ltd. (Nasdaq:
CHLN) has purchased a home in the heart of the Rutherford District for Provenance Vineyards, its new Napa Valley Cabernet Sauvignon winery. CWG acquired the winery known formerly as Chateau Beaucanon, located on Highway 29 in Rutherford.

By selecting some of the finest vineyards in the Rutherford, Oakville and Carneros districts, Provenance VINEYARDS showcases the distinctiveness of Napa Valley's best growing areas for red wine. Provenance's inaugural release in December 2001 was the 1999 Rutherford Cabernet Sauvignon, which quickly sold out. The 2000 Rutherford Cabernet Sauvignon will be released in October 2002. While focused on Rutherford Cabernet Sauvignon, the winery also makes a Merlot and a Cabernet Sauvignon, each from a distinct Napa Valley district. Its inaugural release of Napa Carneros Merlot will be later this year and its first-ever Oakville Cabernet Sauvignon will be released in early 2003. These approachable, age-worthy wines display a balance of elegance and substance that is the signature style of Winemaker Tom Rinaldi. Before becoming founding winemaker for Provenance, Rinaldi made 22 vintages at Duckhorn Wine Company, where he was also the founding winemaker.

CWG President & CEO Tom Selfridge said, "We searched a long time to find the right home for Provenance. Since its focus is Rutherford Cabernet Sauvignon, it was important that the winery be in that appellation. So, when we found a winery on Highway 29 in Rutherford, that also includes 45 acres of estate vineyard, we felt it was the perfect fit for us."

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The word provenance is derived from the French and means ORIGIN or SOURCE. The provenance of a piece of art is the record of ownership from its creation to the present. Connoisseurs use a provenance as a guarantee of a work's authenticity. The name reflects the winery's goal of producing fine wines that are works of art.


Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Provenance Vineyards(TM), Hewitt Vineyard and Jade Mountain(R) in Napa County, Acacia(R) Vineyard in the Carneros District of Napa County; Moon Mountain(R) Vineyards, Carmenet(R) Vineyards, and Dynamite(R) Vineyards in Sonoma County; and Chalone Vineyard(R) in Monterey County. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard(R) in San Luis Obispo County. Additionally, the Company produces and markets wines of Central Coast appellation under the brand name Echelon Vineyards. In Washington State, the Company owns and operates Sagelands(R) Vineyard and Canoe Ridge(R) Vineyard. In the Bordeaux region of France, the Company owns 23.5 percent of the fourth-growth estate of Chateau Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite) which owns the other
76.5 percent.